November 4, 2024
To: Abhey Lamba
Re: Offer Letter
Dear Abhey,
It is my pleasure to offer you a full-time position with RingCentral, Inc. (“Company”) as Chief Financial Officer (“CFO”), reporting to directly Vlad Shmunis, CEO, with dotted-line reporting to the Audit Committee of the Company’s Board of Directors. Your responsibilities in this role will include direct reporting responsibility for the Company’s overall financial matters, investor relations, accounting, corporate development, financial planning and analysis (FP&A), payroll and stock administration, as well as other responsibilities and functions reasonably assigned to you by the CEO. You should note that the Company may modify job titles, job duties, compensation, and benefits from time to time in its sole discretion.
Pending satisfactory completion of our pre-employment checks and your satisfaction of the other terms and conditions described herein, your employment start date (the “Start Date”) shall be no later than December 2, 2024 or a sooner date if mutually agreed. You agree that the Company can announce your hiring as CFO as part of its Q3-24 earnings release.
Base Salary. Your initial annualized base salary will be $500,000, which will be paid on a semi-monthly basis, subject to applicable withholdings. Your base salary may be increased from time to time in the Company’s sole discretion.
Bonus. On a quarterly basis, you may be eligible to receive a management-by-objective bonus (“MBO”) in the target gross amount of 100% of your quarterly base salary ($125,000 per quarter; $500,000 per year) based upon achievement of the performance objectives established by the Company’s board of directors or a committee of the board (in either case, the “Board”) and the Board’s assessment of achievement of those objectives, as well as satisfying the other terms and conditions of the bonus plan approved by the Board.
Initial Equity Award. You will be granted restricted stock units that cover shares of the Company’s Class A common stock (“RSUs”) with an initial value of $5,000,000 (the “Initial Value”) (the “Initial Equity Grant”). The actual number of RSUs granted to you will equal the Initial Value divided by the average closing price of a share of the Company’s Class A common stock (as quoted on the New York Stock Exchange) during the trading days that occur during the first 15 consecutive calendar days of December 2024. The Initial Equity Grant RSUs will be granted to you only if you remain an employee of the Company through the grant. date. Your Initial Equity Grant RSUs shall be subject to the terms of the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) and an RSU agreement between you and the Company (together with the 2013 Plan, the “Equity Documents”). Subject to the terms of Company’s Change of Control and Severance Policy (“CoC & Severance Policy”), your Initial Equity Grant RSUs shall vest over a 4-year period as follows: provided you remain a service provider of the Company, (A) 25% of the RSUs shall vest on November 20, 2025, and, (B) beginning on February 20, 2026, the remainder of the RSUs shall vest in equal quarterly installments on each Quarterly RSU Vesting Date over the next three (3) years. The “Quarterly RSU Vesting Dates” are currently February 20, May 20, August 20, and November 20 of each year. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.
Initial Performance-Based Equity Award. You will be also granted Performance-Based RSUs with an initial value of $5,000,000 (the “Initial Performance Equity Grant RSUs”). The actual number of RSUs granted to you will be calculated in the same manner as your Initial Equity Grant and also be subject to the Equity Documents. Subject to the terms of CoC & Severance Policy, your Initial Performance Equity Grant RSUs shall vest as follows: provided you remain a service provider of the Company, (A) 25% of the RSUs shall vest on February 20, 2026 and, (B) the remainder of the RSUs shall vest in equal quarterly installments on each Quarterly RSU Vesting Date over the next three (3) years, with all vesting contingent on the Company achieving performance based metrics (“ Performance Metrics”) determined by the Board on or before the date of the Company’s release of its quarterly earnings in Q1-2025 (“Q1-25 Earnings Release Date”); provided, however, if, for any reason, the Board does not establish Performance Metrics on or prior to March 31, 2025, then all of the Initial Performance Equity Grant RSUs shall vest on the same four (4) year vesting schedule, and be subject to the same terms and conditions, as the Initial Equity Grant RSUs. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.
Sign-On Equity Grant. If you accept this offer and begin working for RingCentral no later than the Start Date, you will receive a one-time $2,000,000 sign-on equity grant that will be paid and settled in RSUs and PSUs as follows:
•Sign-On RSUs: Initial value of $1,000,000, of which (A) $750,000 shall vest in equal installments of $187,500 on each of February 20, May 20, August 20 and November 20, 2025; and (B) $250,000 shall vest in equal installments of $62,500 on each of February 20, May 20, August 20 and November 20, 2026. The actual number of Sign- On RSUs granted to you will be calculated in the same manner as the Initial Equity Grant RSUs and such Sign-On RSUs will be subject to the terms and conditions of the Equity Documents.

•Sign-On PSUs: Initial value of $1,000,000, of which (A) $750,000 shall vest on February 20, 2026, subject to and contingent upon achievement of the same Performance Metrics as the Initial Performance Grant Equity RSUs; and (B) $250,000 shall vest on February 20, 2027, with all vesting subject to and contingent upon the Company achieving performance based metrics for the 2026 fiscal year as determined by the Board on or before the date of the Company’s release of its quarterly earnings in Q1-2026. The actual number of Sign-On PSUs granted to you will be calculated in the same manner as the Initial Equity Grant PSUs and such Sign- On PSUs will be subject to the terms and conditions of the Equity Documents.
Benefits. You will be eligible to participate in the Company’s employee benefits plans generally available to the Company’s senior executives subject to their terms, including any eligibility requirements. You will be provided with Company-wide paid holiday days and paid-time off in accordance with the Company’s paid time off policy, as may be amended from time to time.
Severance and Change of Control Equity Acceleration. As the Chief Financial Officer, you will be an “Eligible Employee” under the Company’s CoC and Severance Policy and entitled to the terms and conditions covering double-trigger equity acceleration upon a Change of Control and severance as described therein.
https://www.sec.gov/Archives/edgar/data/1384905/000138490523000053/rng- 20230930x10qxex101.htm
Legal Expenses. You are eligible to receive reimbursement for reasonable legal expenses related to this letter and affiliated documents up to $5,000 (“ Legal Expenses”). You must submit writtendocumentation of the Legal Expenses within 45 days after the Legal Expenses are incurred in order to receive any reimbursement for such Legal Expenses. Reimbursements will be paid to you, grossed up for applicable tax withholdings (if any), within 30 days after the Company receives written documentation of the Legal Expenses in accordance with the previous sentence.
Guidelines for Employment. If you accept this offer and become an employee of the Company, you will be subject to our employment policies. In addition to those employment policies, this offer is contingent upon its approval by the Board and the following:
•Execution by you of the Company’s standard Confidential Information and Invention Assignment Agreement on or as soon as possible following the date you sign this letter, but in no event later than your Start Date; and
•Execution by you of the Company’s standard Arbitration Agreement on or as soon as possible following the date you sign this letter, but in no event later than your Start Date; and
•Successful completion of a background investigation, consistent with applicable law.
This offer will be withdrawn (whether or not you have already signed it) if any of the above conditions set forth in this section “Guidelines for Employment” is not satisfied.
On your Start Date, please be sure to bring your identification card(s) to establish your identity and eligibility for employment in the United States. Failure to provide such verificationwithinthree business days of your Start Date will result in the withdrawalof this offer.

Restrictions on Employment. By signing this offer letter, you represent and warrant that you are not party to any agreement or subject to any policy that would prevent or restrict your from engaging in activities competitive with the activities of your former employer or from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your former employer, or if you are subject to such an agreement or policy, you have complied and will comply with it, and your employment with the Company does not violate any such agreement or policy. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or become involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company; provided that you may request approval for such other business activities that do not compete, directly or indirectly, with the Company or its subsidiaries (e.g., serving as a board member or advisor for up to one other public company) from the Board and such approval shall not be unreasonably withheld or delayed. For clarity, nothing in this letter shall restrict your ability to engage in any work with non-profit and/or community organizations to the extent that such activities do not interfere with you fulfilling your obligations to the Company.
At-Will Employment. Your employment with the Company is “at will.” This means that you may terminate your employment with the Company at any time for any reason. Likewise, the Company may terminate your employment or this offer any time and for any reason.
Prior Agreements. This letter, together with the Equity Documents and Confidential Information and Invention Assignment Agreement, supersedes and replaces any prior understandings or agreements, whether oral, written, or implied, between you and the Company regarding the matters described in this letter.
Choice of Law. The validity, interpretation, construction, and performance of this letter, all acts and transactions pursuant hereto, and the rights and obligations of the parties shall be governed, construed, and interpreted in accordance with the laws of the state of California without giving effect to principles of conflicts of law. Any disputes dispute arising from this letter shall be decided only in a state or federal court sitting in San Mateo County, California, which the parties expressly agree shall be the exclusive venue for any such action.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement by email or any other electronic means. You hereby consent to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery, and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Acceptance. If not accepted by 10:00 a.m. PST on November 5, 2024, this offer will expire in its entirety.
Abhey, I really look forward to working with you. We have high hopes that you will contribute in a very tangible and visible manner to our continued success.
Sincerely,    ACCEPTED:
/s/ Vlad Shmunis /s/ Abhey Lamba

Vlad Shmunis    Abhey Lamba
Chief Executive Officer RingCentral, Inc.